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        SHOPKO STORES, INC. AND SUBSIDIARIES
        EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
        (IN THOUSANDS)

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

                                                         First Half Ended
                                                   -----------------------------
                                                    August 4,        July 29,
                                                      2001             2000
                                                   (26 Weeks)       (26 Weeks)
                                                   -----------------------------

        RATIO OF EARNINGS TO FIXED CHARGES
        COMPUTATION OF (LOSS) EARNINGS

    1   (Loss) earnings from continuing
        operations                                      (1,450)            5,717
    2   Add previously capitalized interest
          Amortized during the period                      311               288
    3   Less interest capitalized during
          The period                                       142               574
                                                   ------------    -------------
    4   Total (loss) earnings (sum of lines 1           (1,281)            5,431
          to 3)

        COMPUTATION OF FIXED CHARGES

    5   Interest (1)                                    35,255            31,329
    6   Interest factor in rental expense                3,405             4,219
                                                   ------------    -------------
    7   Total fixed charges (sum of lines
          5 and 6)                                      38,660            35,548

    8   TOTAL EARNINGS AND
         FIXED CHARGES (LINE 4
         PLUS LINE 7)                              $    37,379     $      40,979
                                                   ============    =============

    9   Ratio (line 8 divided by line 7)                  0.97              1.15

        (1) Includes capitalized interest

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